Exhibit 5.2

January 16, 2019

WestRock RKT, LLC

1000 Abernathy Road NE

Atlanta, Georgia 30328

Ladies and Gentlemen:

We have acted as special Georgia counsel to WestRock RKT, LLC, a Georgia limited liability company (the “Guarantor”), in connection with the filing by WestRock Company (“Parent”) and certain of its subsidiaries with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and offer to exchange up to: (i) $500,000,000 aggregate principal amount of new 3.000% Senior Notes due 2024 (the “Exchange 2024 Notes”) for a like aggregate principal amount of outstanding 3.000% Senior Notes due 2024, which have certain transfer restrictions; (ii) $600,000,000 aggregate principal amount of new 3.750% Senior Notes due 2025 (the “Exchange 2025 Notes”) for a like aggregate principal amount of outstanding 3.750% Senior Notes due 2025, which have certain transfer restrictions; (iii) $750,000,000 aggregate principal amount of new 4.650% Senior Notes due 2026 (the “Exchange 2026 Notes”) for a like aggregate principal amount of outstanding 4.650% Senior Notes due 2026, which have certain transfer restrictions; (iv) $500,000,000 aggregate principal amount of new 3.375% Senior Notes due 2027 (the “Exchange 2027 Notes”) for a like aggregate principal amount of outstanding 3.375% Senior Notes due 2027, which have certain transfer restrictions; (v) $600,000,000 aggregate principal amount of new 4.000% Senior Notes due 2028 (the “Exchange 2028 Notes”) for a like aggregate principal amount of outstanding 4.000% Senior Notes due 2028, which have certain transfer restrictions; and (vi) $750,000,000 aggregate principal amount of new 4.900% Senior Notes due 2029 (the “Exchange 2029 Notes” and, together with the Exchange 2024 Notes, the Exchange 2025 Notes, the Exchange 2026 Notes, the Exchange 2027 Notes and the Exchange 2028 Notes, the “Exchange Notes”) for a like aggregate principal amount of outstanding 4.900% Senior Notes due 2029, which have certain transfer restrictions.

The Exchange 2024 Notes, the Exchange 2025 Notes, the Exchange 2027 Notes and the Exchange 2028 Notes are to be issued pursuant to the Indenture, dated as of August 24, 2017 (the “Base 2017 Indenture”), by and among WRKCo Inc. (the “Issuer”), WestRock MWV, LLC (“WRK MWV”), the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (the Base 2017 Indenture, as supplemented from time to time, the “2017 Indenture”), and the Exchange 2026 Notes and the Exchange 2029 Notes are to be issued pursuant to the Indenture, dated as of December 3, 2018 (the “Base 2018 Indenture”), by and among the Issuer, WRK MWV, the Guarantor, Parent (together with WRK MWV, the “Other Guarantors”) and the Trustee, as trustee (the Base 2018 Indenture, as supplemented from time to time, the “2018 Indenture” and, together with the 2017 Indenture, the “Indentures” and, each, an “Indenture”). The Exchange Notes are to be guaranteed (the “Guarantees”) by the Guarantor and the Other Guarantors on the terms set forth in the applicable Indenture.

WestRock RKT, LLC

January 16, 2019

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (i) the Registration Statement; (ii) the Indentures and the forms of Exchange Notes and Guarantees included therein; (iii) the Guarantor’s Plan of Conversion, Certificate of Conversion and Articles of Organization pursuant to which the Guarantor converted from a Georgia corporation to a Georgia limited liability company; (iv) the Limited Liability Company Agreement of the Guarantor; and (v) resolutions adopted on August 7, 2017 and February 27, 2018 by the board of directors of the Guarantor prior to its conversion to a limited liability company, and resolutions adopted on November 15, 2018 by the Issuer, the sole member of the Guarantor.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that the Indentures have been duly authorized, executed and delivered by the parties thereto (excluding the Guarantor) and that the form of the Exchange Notes will conform to that included in the applicable Indenture. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied, to the extent we deem appropriate, upon oral or written statements and representations of officers and other representatives of the Guarantor and others.

Our opinion set forth herein is limited to the laws of the State of Georgia that, in our experience, are normally applicable to transactions of the type contemplated by the Indentures and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Applicable Law”). We do not express any opinion with respect to any law other than Applicable Law or as to the effect of any law other than Applicable Law on the opinion herein stated.

With respect to paragraph (1) below, the opinion that the Guarantor “is validly existing as a limited liability company under the laws of the State of Georgia” is based solely upon a certificate of the Secretary of State of the State of Georgia certifying, as of the date set forth in such certificate, such matters.

WestRock RKT, LLC

January 16, 2019

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

1 The Guarantor is validly existing as a limited liability company under the laws of the State of Georgia.

2. The Guarantor has the requisite corporate or limited liability company (as applicable) power and authority to execute and deliver, and perform its obligations under, the Indentures (including the Guarantees).

3. The Indentures have been duly authorized, executed and delivered by the Guarantor.

4. The Guarantor has taken all corporate or limited liability company (as applicable) action necessary to authorize the execution and delivery, and the performance of its obligations under, the Indentures (including the Guarantees).

Our conclusions are limited to the matters expressly set forth as our “opinion” herein, and no opinion is implied or is to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise you of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, such opinion.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the caption “Validity of the Securities” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. We also consent to Cravath, Swaine & Moore LLP relying, as to matters of Georgia law, upon this opinion in connection with an opinion to be rendered by it to the Issuer on the date hereof in connection with the Registration Statement.

Very truly yours,

/s/ Rogers & Hardin LLP